SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (x) Filed by a Party other than the Registrant () Check the appropriate box:

()   Preliminary Proxy Statement
()   Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2))
(x)  Definitive Proxy Statement () Definitive Additional Materials
()   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          LYNCH INTERACTIVE CORPORATION
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                (Name of Registrant as Specified In Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

(x)  No fee required.

()   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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          pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4)  Total fee paid:
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     (5)  Fee paid previously with preliminary materials.
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     ()   Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or

     ()   Schedule and the date of its filing.
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


                          LYNCH INTERACTIVE CORPORATION
                            401 Theodore Fremd Avenue
                               Rye, New York 10580
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2003
                              --------------------


                                                                  April 16, 2003


To the Stockholders of
  Lynch Interactive Corporation


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lynch Interactive Corporation, a Delaware corporation, will be held at the Bruce Museum, One Museum Drive, Greenwich, Connecticut on Thursday, May 8, 2003, at 3:00 p.m. for the following purposes:

     1.   To elect nine  directors  to serve  until the next  Annual  Meeting of
          Stockholders   and  until  their   successors  are  duly  elected  and
          qualified.

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only stockholders of record at the close of business of March 24, 2003, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Board of Directors encourages all stockholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Stockholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

                                       By Order of the Board of Directors

                                       John Fikre
                                       Secretary

     IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

                          LYNCH INTERACTIVE CORPORATION
                            401 Theodore Fremd Avenue
                                  Rye, NY 10580
                              --------------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by the Board of Directors of Lynch Interactive Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Bruce Museum, One Museum Drive, Greenwich, Connecticut on Thursday, May 8, 2003, at 3:00 p.m. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to stockholders on or about April 8, 2003.

     Only stockholders of record at the close of business on March 24, 2003 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 2,790,651 shares of the Corporation's common stock, par value $.0001 (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the stockholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

     The nine candidates for election as directors who receive the highest number of affirmative votes will be elected. For the purpose of determining whether matters other than the election of directors have been approved by the stockholders, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by stockholders, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

     An automated system administered by the Corporation's transfer agent tabulates the votes.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     Nine directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

     The By-laws of the Corporation provide that the Board of Directors shall consist of no less than two and no more than nine members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of stockholders. Biographical summaries and ages as of March 24, 2003, of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on page 5 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.






                               Name: Age; Business Experience
                                  And Principal Occupation                                      Served as
                           For Last 5 Years; and Directorships in                             Director From
                        Public Corporations and Investment Companies

Paul J. Evanson, 61
  President (since 1995) of Florida Power & Light Company; former President and Chief
Operating Officer of Lynch Corporation; Director of FPL Group, Inc. and Florida Power &
Light Company .............................................................................      1999

John C. Ferrara, 51
  President and Chief Executive Officer (2001 to March 2002) and Chief Financial Officer
(1999 to 2000) of Space Holding Corporation; Executive Vice President and Chief Financial
Officer (1998 to 1999) of Golden Books Family Entertainment, Inc.; Vice President and Chief
Financial Officer (1989 to 1997) of Renaissance Communications Corp.; Director of Gabelli
Asset Management Inc. .....................................................................      1999

Mario J. Gabelli, 60
  Mr. Gabelli has served as our Vice Chairman since December 2002 and Chief Executive
Officer since September 1999.  From September 1999 to December 2002, Mr Gabelli served as our Chairman.  He is also the Vice Chairman (and from 1986 to August 2001 Chairman and
Chief Executive Officer) of Lynch Corporation; Chairman, Chief Executive Officer, Chief
Investment Officer and a director of Gabelli Asset Management Inc. and its predecessors
(since November 1976) (and in connection with those responsibilities, he serves as director or trustee and/or an officer of registered investment companies managed by subsidiaries of
Gabelli Asset Management); and Chairman and Chief Executive Officer of Gabelli Group
Capital Partners, Inc., a private company. Mr. Gabelli also serves as a Governor of the
American Stock Exchange; Overseer of Columbia University Graduate School of Business;
Trustee of Fairfield University, Roger Williams University, Winston Churchill Foundation
and E.L. Wiegand Foundation; Director of the National Italian American Foundation and the
American-Italian Cancer Foundation; and Chairman, Patron's Committee of Immaculate
Conception School..........................................................................      1999

Marc J. Gabelli, 34
  Mr. Gabelli has been a Managing Director of Gabelli Group Capital Partners, Inc., a
private company (1996 to present).  Mr. Gabelli is the son of Mario J. Gabelli, the
Corporation's Vice Chairman and Chief Executive Officer ...................................   Nominee

Daniel R. Lee, 46
  Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a New York Stock
Exchange listed company that operates resorts and casinos (2002 to present); Chief
Financial Officer and Senior Vice President of HomeGrocer.Com, Inc. (1999 until sale in
2000); Chief Financial Officer, Treasurer and Senior Vice President of Finance and
Development of Mirage Resorts, Incorporated (1992 to 1999).................................      2000


                               Name: Age; Business Experience
                                  And Principal Occupation                                      Served as
                           For Last 5 Years; and Directorships in                             Director From
                        Public Corporations and Investment Companies
David C. Mitchell, 61
  President of the Telephone Group of Rochester Telephone (now Citizens Communications) and
a member of its Board of Directors until 1992; President and Chief Executive Officer of
Personal Sound Technologies, Inc., a development stage new venture company bringing a technology hearing aid to market (1992-3); Advisor to C-Tec Corporation from 1993 to its corporate reorganization in 1997; Director of Commonwealth Telephone enterprises, Inc.
(where he has also served as an adviser), HSBC (Rochester, NY, Advisory Board) (until May
2001), and IBS International Corp. (until September 1999)..................................      1999

Salvatore Muoio, 43
  Principal and Chief Investment Officer of S. Muoio & Co. LLC, a securities advisory firm
(since 1996); Securities Analyst and Vice President of Lazard Freres & Co., L.L.C., an
investment banking firm (1995-1996); Securities Analyst at Gabelli & Company, Inc.
(1985-1995) ...............................................................................      1999

Frederic V. Salerno, 59
  Mr. Salerno has served as our Chairman since December 2002.  Mr. Salerno became a director of the Corporation in August 2002.  Prior to joining the Corporation, Mr. Salerno was the Vice Chairman and Chief Financial Officer of Verizon Communications.  He was named
Vice President in 1983 when he managed the divestiture of the firm from the Bell System, and became President and Chief Executive Officer of New York Telephone in 1987.  Mr.
Salerno is a director of Akamai Technologies, Inc., Avnet, Inc., The Bear Stearns Companies
Inc., Consolidated Edison Company, Dun & Bradstreet and Viacom, Inc. ......................      2002

Vincent S. Tese, 60
  Lawyer, investment adviser and cable television executive.  Chairman of Wireless Cable
International Inc. (1997 to present); Chairman of Cross County Wireless (1993 to 1996) and
a corporate officer and general partner of its predecessor companies.  He served in the New
York State Administration of Governor Cuomo (1983 to 1994).  He is a director of The Bear
Stearns Companies Inc., Bowne and Company, Inc., Cablevision, Inc., Custodial Trust Co.,
National Wireless Holdings, Inc., and Xanboo, Inc.  He is a trustee of New York University
School of Law and The New York Presbyterian Hospital.......................................      2000

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

     There were four meetings of the Board of Directors during 2002.

     The Board of directors has established three standing committees, the principal duties of which are described below:

     Audit Committee: Reviews the independence of the independent auditors and is responsible for the appointment, compensation and oversight of the work of the independent auditors; reviews with management and the independent auditors the annual financial statements prior to their filing with the Securities and Exchange Commission; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met six times during 2002. The present members are Messrs. Ferrara (Chairman), Mitchell and Muoio. See Report of Audit Committee at page 12.

     Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Interactive Corporation Bonus Plan and 401(k) Savings Plan, as summarized on pages 7 and 8 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The present members are Messrs. Tese (Chairman), Evanson and Ferrara. A Committee consisting of Messrs. Tese and Ferrara deal with matters relating to the Principal Executive Bonus Plan. The Executive Compensation and Benefits Committee met once during 2002.

     Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Delaware law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee did not meet during 2002. The present members are Messrs. Gabelli (Chairman), Evanson and Salerno.

     The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                            COMPENSATION OF DIRECTORS

     Directors, other than the Chairman and those directors who are employees, receive a monthly cash retainer of $1,500, a fee of $2,000 for each in person Board of Directors Meeting and a fee of $1,000 for each telephonic Board of Directors meeting (which lasts for at least one hour) and each committee meeting the director attends. The Chairman of the Board of Directors receives an annual fee of $100,000.

     In addition, each non-employee director (other than the Chairman) serving as a committee chairman receives an additional $2,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. The Corporation also purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy that provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 24, 2003, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each nominee for director, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors, nominees for director and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares that the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

      Name of                                  Amount and Nature       Percent
  Beneficial Owner*                          Of Beneficial Ownership   Of Class

Kinetics Asset Management, Inc. .............      215,390(1)            7.72%
Dimensional Fund Advisors Inc. ..............      140,300(2)            5.03%
Mario J. Gabelli ............................      646,836(3)           23.18%
Paul J. Evanson .............................       11,304                 **
John C. Ferrara .............................        2,828                 **
Marc J. Gabelli .............................        1,000                 **
Daniel R. Lee ...............................            0                 **
David C. Mitchell ...........................          800(4)              **
Salvatore Muoio .............................        2,704                 **
Frederic V. Salerno .........................            0                 **
Vincent S. Tese .............................            0                 **
Joseph C. Farina ............................            0                 **
Robert E. Dolan .............................          708(5)              **
John Fikre ..................................            0                 **
All Directors and Executive Officers as
 a group (11 persons)........................      665,180              23.84%

* The address of each holder of more than 5% of the Common Stock is as follows: Kinetics Asset Management - 470 Park Avenue South, New York, New York 10016; Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli - 401 Theodore Fremd Avenue, Rye, NY 10580.

**   Represents holdings of less than one percent.

(1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Kinetics Asset Management, Inc., an investment adviser ("Kinetics"), is deemed to be the beneficial owner of 215,390 shares. Kinetics disclaims beneficial ownership of all such shares.

(2) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 140,300 shares. Dimensional disclaims beneficial ownership of all such shares.

                                       5

(3) Represents 483,090 shares of Common Stock owned directly by Mr. Gabelli, 10,946 shares owned by Mr. Gabelli through the Corporation's 401(k) Savings Plan, 140,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has approximately a 5% interest therein, and 12,800 shares owned by Gabelli Group Capital Partners ("GGCP"), in which Mr. Gabelli is the majority stockholder. Mr. Gabelli disclaims beneficial ownership of the shares owned by the partnership and GGCP, except for his interest therein.

(4)  Held as trustee of a family trust.

(5) Includes 70 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power and 238 shares owned by Mr. Dolan through the Corporation's 401(k) Savings Plan.

                             EXECUTIVE COMPENSATION

     The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to long-term compensation:

                           SUMMARY COMPENSATION TABLE

                                                                  Long Term
                                                                Compensation
                                  Annual Compensation               Awards
                                                             Stock
                                                           Underlying                   All Other
   Name and Principal Position  Year   Salary($) Bonus($)1   SARs        Payments     Compensation

Mario J. Gabelli ............   2002   350,000   195,000      -              -              --
  Chief Executive Officer ...   2001   350,000      --        -              -              --
  Vice Chairman of the ......   2000   350,000      --        -              -              --
  Board and Chairman of
  the Executive Committee

Robert E. Dolan .............   2002   250,000    85,000      -              -              --
  Chief Financial Officer ...   2001   250,000      --        -              -              --
                                2000   250,000   300,000      -              -              --

John Fikre ..................   2002   250,000    44,458(2)   -              -              --
 Vice President--Corporate ..   2001   104,167    26,042(2)   -              -              --
 Development, General Counsel
 and Secretary

(1) Bonuses earned in any fiscal year are generally paid during the following fiscal year.

(2) Mr. Fikre joined the Corporation on August 1, 2001. Pursuant to his employment agreement, he is entitled to a bonus of 25% of his base salary for his first year of service.

     On February 10, 2003, Joseph C. Farina became the President and Chief Operating Officer of the Corporation. His current annual base salary is $400,000. Upon his appointment, the Corporation also granted Mr. Farina 55,000 stock options under the 2000 Stock Option Plan. The options have the following exercise prices and vesting schedule: 20,000 options have an exercise price of $26.06 (the closing price on the American Stock Exchange on the date of the grant) and vest on February 10, 2004; 20,000 options have an exercise price of $36.06 and vest on February 10, 2006; and 15,000 options have an exercise price of $46.06 and vest on February 10, 2004. Except as described in the foregoing sentences, the Corporation has no outstanding stock options or stock appreciation rights and the Corporation has not made any long-term incentive plan awards to its executive officers.

 EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Executive Compensation and Benefits Committee (the "Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

     The objectives of the Corporation's executive compensation program are to:

o    Support the achievement of desired Corporation performance.

o Provide compensation that will attract and retain superior talent and reward performance.

o Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.

o    Evaluate  the  effectiveness  of  the  Corporation's   incentives  for  key
     executives.

     The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.

Executive Officer Compensation Program

     The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Lynch Interactive Corporation 401(k)
Savings Plan, and other benefits generally available to employees of the Corporation.

Base Salary

     Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive
Officer  and  the  other  executive   officers  is  set  forth  in  the  Summary
Compensation Table on page 6 of this Proxy Statement. The decision not to increase salaries for 2002 was based upon a variety of judgmental factors, including the individual performances of the officers in 2001 and their anticipated contributions to the Corporation in 2002, the prevailing industry conditions and the general financial and strategic performance of the Corporation.

Bonus Plan

     The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than the Principal Executive Officer, i.e., Mr. Gabelli) and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's average stockholders equity at the beginning of such year. Stockholders' equity is the average of stockholders equity at the beginning of the period and at the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal
Executive Bonus Plan, as described below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The allocation of the bonus pool among the executives is not based upon a formula but upon judgmental factors. In 2002, the annual bonus pool was equal to $310,000. After being reduced by the amount paid to Mr. Gabelli pursuant to the Principal Executive Bonus Plan, as described below, the remainder was paid to executive officers taking into consideration the factors discussed above. In addition, Mr. Fikre earned $36,458 in 2002 as part of a guaranteed bonus of 25% of his base salary for his first year of service.

     Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan of Lynch Interactive Corporation that was adopted by the Board of Directors and approved by stockholders in 2000. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 2000 or 2001 under the Principal Executive Bonus Plan. In 2002, from the annual bonus pool of $310,000, Mr. Gabelli was paid a bonus of $195,000.

     A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the Summary Compensation Table on page 6 of this Proxy Statement.

Employment Agreement with John Fikre

     The Corporation has entered into an employment agreement with Mr. Fikre pursuant to which Mr. Fikre has agreed to serve as the Corporation's General Counsel. Mr. Fikre's annual base salary under such agreement is $250,000. He is entitled to receive guaranteed bonus of $62,500 for his first year of employment and thereafter he is eligible to receive an annual bonus in an amount to be determined by the Board of Directors. The employment agreement has an initial term of one year with automatic renewals unless either party gives notice of its intent not to renew.

     Pursuant to Mr. Fikre's employment agreement, if the Corporation terminates his employment without "cause" (as defined therein), the Corporation is required to pay him any unpaid salary accrued through the date of termination, plus an additional amount equal to six months' base salary. The agreement also includes a six-month non-competition provision in the event that Mr. Fikre's employment is terminated.

Lynch Interactive Corporation 401(k) Savings Plan

     All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Interactive Corporation 401(k) Savings Plan after having completed one year of service (as defined in the Plan) and having reached the age of 18.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. The Corporation may make discretionary contributions to the Plan accounts of participating employees. Although the Corporation made a discretionary contribution of $200 to each participant in 2002, each participant was required to forfeit such contribution in order to satisfy certain regulatory requirements governing the 401(k) Plan. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

     Employee and employer contributions are invested in certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, each of Messrs. Gabelli, Dolan, and Fikre, deferred $11,000 under the Plan during 2002, which amounts have been included for each individual in the Summary Compensation Table.

Benefits

     The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees.
The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 2002.

Chief Executive Officer Compensation

     The following table sets forth compensation received by Mr. Gabelli for the last five years (as Chairman and Chief Executive Officer of Lynch Corporation from 1998 to the spin off in September 1999, then as the Chairman and Chief Executive Officer of the Corporation from September 1999 to December 5, 2002, and thereafter as Vice Chairman and Chief Executive Officer of the Corporation):

         1998       1999     2000      2001      2002
         ----       ----     ----      ----      ----
Salary   500,000   500,000   350,000   350,000   350,000
Bonus          0         0         0         0   195,000

     Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. The Committee considers a number of factors in determining the compensation of the Chief Executive Officer, including the size and scope of the Corporation, the role of leadership, particularly that of Mr. Gabelli, in developing existing businesses and in making strategic acquisitions, the financial performance of the Corporation as reflected by the increase in its private market value as well as its public market value, and return on stockholder equity. In light of these factors, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995. Effective in 2000, the $500,000 salary was reduced to $350,000 in connection with the spin off of Lynch Corporation, with no raise since then. Following Mr. Gabelli's resignation as Chairman followed by his appointment as Vice Chairman, effective January 1, 2003, Mr. Gabelli's salary was reduced to $250,000. In 2002, based on the formula set forth in the Principal Executive Bonus Plan that was approved by stockholders in 2000, the annual bonus pool was $310,000, with the maximum bonus payable to Mr. Gabelli not to exceed 80% of the annual bonus pool. The Committee, which has the discretion to reduce the bonus payable to Mr. Gabelli, approved a bonus of $195,000, representing approximately 63% of the annual bonus pool, to be paid to Mr. Gabelli.

                             Vincent S. Tese  (Chairman of the Executive
                               Compensation and Benefits Committee)
                             Paul J. Evanson  (Member)
                             John C. Ferrara   (Member)

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock of the Corporation for the period September 1, 1999 (the date the Corporation's stock began trading publicly) through December 31, 2002, with the cumulative total return over the same period on the broad market, as measured by the American Stock Exchange Market Value Index, and on two peer groups. The old peer group index is a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the two Standard Industrial Classification (SIC) codes within which the Corporation conducted the bulk of its business operations prior to the spin off of its interest in The Morgan Group Inc.: SIC Code 4813, Telephone Communications, except Radio Telephone (134 companies), and SIC Code 4213, Trucking, except Local (35 companies). As the Corporation no longer conducts business operations in trucking, the new peer group index is based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under only SIC Code 4813, Telephone Communications, except Radio Telephone (134 companies). The data presented in the graph assumes that $100 was invested in the Corporation's Common Stock and in each of the indexes on September 1, 1999 and that all dividends were reinvested.

                   COMPARE CUMULATIVE TOTAL RETURN AMONG LYNCH
                   INTERACTIVE CORPORATION, AMEX MARKET INDEX,
                  OLD PEER GROUP INDEX AND NEW PEER GROUP INDEX

 COMPANY/INDEX/MARKET             9/1/99   12/31/99 12/29/00 12/31/01 12/31/02

Lynch Interactive Corporation     100.0    192.07   167.31   265.38   101.92
Old Peer Group Index ........     100.0    113.69    85.80    86.87    85.01
New Peer Group Index ........     100.0    135.62    73.89    50.73    37.87
AMEX Market Index ...........     100.0    116.58   115.15   109.84   105.46

                      ASSUMES $100 INVESTED ON SEPT 1, 1999
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002

                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

     Mario Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 2002, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $41,283 reimbursement in connection with an airplane in part owned by a subsidiary of Gabelli Group Capital Partners, Inc.), was less than $60,000.

     In 1998, Lynch Corporation entered into a lease for approximately 5,000 square feet in a building in Rye, New York, owned by an affiliate of Mr. Gabelli. Following the spin off, the Corporation became the lessee of such lease and in May 2001 the parties agreed to reduce the leased space to approximately 3,300 square feet. The lease was renewed in December 2002 and provides for rent at approximately $28.00 per square foot per annum plus a minimum of $3.00 per square foot per annum for utilities, subject to adjustment for increases in tax and other operating expenses. The total amount paid for rent and utilities in 2002 under such lease was $72,858.

     To assist the Corporation with the private placement of a $25 million convertible promissory note to Cascade, Mr. Gabelli agreed to give Cascade an option to sell the note to him at 105% of the principal amount thereof (the "Put Price") during the period from November 15, 2000, to December 1, 2000. The put was secured by a bank letter of credit, which in turn was secured by securities deposited by Mr. Gabelli or an affiliate with the bank. The Company agreed to reimburse Mr. Gabelli for the ongoing cost of the letter of credit (approximately $78,700 in 2001) plus his counsel fees in connection with the option to sell agreement and obtaining the letter of credit ($23,000 in 2001). The Option to Sell Agreement was amended in January 2001 to provide Cascade with the right to put up to $15 million of the note back to Mr. Gabelli on or prior to January 31, 2001 and the right to put up to $10 million of the note to him between November 15 and December 1, 2002. Cascade exercised its put right as to the $15 million portion of the note on January 15, 2001.

     As a condition of modifying and extending the put, the Corporation entered into an agreement with Mr. Gabelli whereby if Cascade were to elect to exercise the put, the Corporation would pay for and acquire, on the same terms and
conditions,  any  portions  of  the  note  put  by  Cascade.   Accordingly,  the
Corporation reacquired the $15 million portion of the note that was put on January 15, 2001. The Corporation also agreed to pay Mr. Gabelli or his affiliate a collateral maintenance fee of 10% per year on the amount of collateral provided by them to secure the letter of credit (approximately $72,000 in 2002 and $688,000 in 2001). The Corporation had the right to substitute its collateral for that provided by Mr. Gabelli or his affiliate, and at December 31, 2001, the Corporation had substituted $7.5 million of collateral. In March 2002, the Corporation substituted the remaining Gabelli collateral with its own collateral, thereby reducing the collateral maintenance fee to zero after such date. On November 29, 2002, Cascade exercised the put on the remaining outstanding $10 million note and, accordingly, the Corporation repurchased the note at the Put Price.

                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young, the Corporation's auditors for 2002, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 2003 because it wanted to finalize the 2002 audit, which was recently completed, before considering auditors for 2003.

Audit Fees

     The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Corporation's 2002 financial statements and the reviews of the financial statements included in the Corporation's Form 10-Q for 2002 was $615,100. The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Corporation's 2001 financial statements and the reviews of the financial statements included in the Corporation's Form 10-Q for 2001 was $643,000.

Audit-Related Fees

     The aggregate fees billed by Ernst & Young for assurance and related services for 2002 that are reasonably related to the performance of the audit or review of the Corporation's financial statements and not reported as audit fees above was $164,700. The aggregate fees billed by Ernst & Young for assurance and related services for 2001 that are reasonably related to the performance of the audit or review of the Corporation's financial statements and not reported as audit fees above was $106,000.

Tax Fees

     The aggregate fees billed by Ernst & Young for professional services rendered to the Corporation in 2002 for tax compliance, tax advice, and tax planning was $47,000. These services included tax advice relating to the spin-off of Morgan Group Holding Co., review of the Corporation's tax return and other miscellaneous tax-related research. The aggregate fees billed by Ernst & Young for professional services rendered to the Corporation in 2001 for tax compliance, tax advice, and tax planning was $62,500. These services included tax advice relating to the spin-off of Morgan Group Holding Co. and the review of the Corporation's tax return.

All Other Fees

     No fees were billed by Ernst & Young for 2002 or 2001 for services other than as set forth above.

Audit Committee's Pre-Approval Policies and Procedures

     In December 2002, the Audit Committee adopted policies and procedures that require that any non-audit services to be provided by the Corporation's independent auditor that are not otherwise proscribed by the Sarbanes-Oxley Act of 2002 must be pre-approved by a member of the Audit Committee and that any such pre-approval must then be ratified by the Audit Committee at its next meeting.

     For the years ended 2001 and 2002, the Audit Committee considered that the provisions of all non-audit services were compatible with maintaining Ernst & Young's independence.

Audit Committee Report

     This year, the Audit Committee has reviewed and discussed the Corporation's audited 2002 financial statements with both management and Ernst & Young, the Corporation's independent auditors. The Audit Committee has also discussed with Ernst & Young, the Corporation's independent auditors for 2002, any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independent Standards Board No. I, Independent Discussions with Audit Committees and has discussed with Ernst & Young their independence.

     Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's systems of internal controls. Management has represented to us that the 2002 financial statements were prepared in accordance with generally accepted accounting principles.

     Based  on the  foregoing  reviews  and  discussions,  the  Audit  Committee recommended to the Board that the Corporation's 2002 audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                           John C. Ferrara     (Chairman of the Audit Committee)
                           David C. Mitchell (Member)
                           Salvatore Muoio   (Member)

     The members of the Audit Committee are all "independent" for purposes of the American Stock Exchange listing standards.

                             SECTION 16(a) REPORTING

     Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Corporation. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 2002, its officers, directors, and 10% stockholders are in compliance with all Section 16(a) filing requirements applicable to them.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Office of the Secretary, Lynch Interactive Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580, by no later than December 18, 2003, for inclusion in the Corporation's proxy statement and form of proxy relating to the 2004 Annual Meeting.

                                  MISCELLANEOUS

     The Board of Directors knows of no other matters that are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York, 10022 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                  ANNUAL REPORT

     The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 2002, has been sent herewith to each stockholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                      By Order of the Board of Directors

                                      John Fikre
                                      Secretary




Dated: April 16, 2003

[Proxy Card]
================================================================================
                          LYNCH INTERACTIVE CORPORATION

                                                              Please mark
                                                              Your vote as
                                                              Indicated in
                                                              This example [X]


     The Board of Directors recommends a vote FOR Proposal 1.

     1.   Election of Directors Duly Nominated:

FOR      WITHHOLD

[ ]    [ ]

01 Paul J. Evanson, 02 John C. Ferrara, 03 Mario J. Gabelli, 04 Marc J. Gabelli, 05 Daniel R. Lee, 06 David C. Mitchell, 07 Salvatore Muoio, 08 Frederic V. Salerno and 09 Vincent S. Tese.

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)

Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

Dated: ___________________, 2003

_____________________________________ (L.S.)
         (Signature of Stockholder)

_____________________________________ (L.S.)
         (Signature of Stockholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

--------------------------------------------------------------------------------
                       ^fold and detach here^

================================================================================